Registration No. 333-118207
Registration No. 333-120670
Registration No. 333-124537
 ________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _______________________________________
POST-EFFECTIVE AMENDMENT NO. 1
to
FORM S-8
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REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________________________________
PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
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Pennsylvania	25-0730780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip Code)

PPG INDUSTRIES, INC. STOCK PLAN
PPG INDUSTRIES, INC. CHALLENGE 2000 STOCK PLAN
(Full title of the plan)

Glenn E. Bost II, Esq.
Senior Vice President and General Counsel
PPG Industries, Inc.
Pittsburgh, Pennsylvania 15272
(Name and address of agent for service)

(412) 434-3131
(Registrant’s telephone number, including area code)
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Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
PPG Industries, Inc. Stock Plan
PPG Industries, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 (this “Amendment”) to deregister certain shares of the Registrant’s common stock, par value $1.66 2/3 per share (“Common Stock”), previously registered for issuance under the PPG Industries, Inc. Stock Plan (the “Stock Plan”) by the Registrant pursuant to (i) the Registration Statement on Form S-8 (Registration No. 333-118207) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on August 13, 2004 and (ii) the Registration Statement on Form S-8 (Registration No. 333-124537) filed by the Registrant with the SEC on May 2, 2005 (collectively, the “Stock Plan Registration Statements”). The Stock Plan Registration Statements registered an aggregate of 11,500,000 shares of Common Stock for issuance under the Stock Plan. The Stock Plan Registration Statements hereby are amended to deregister all shares of Common Stock that previously were registered thereunder and that remain unissued under the Stock Plan. After giving effect to this Amendment, there will be no remaining registered shares of Common Stock available for issuance under the Stock Plan.
PPG Industries, Inc. Challenge 2000 Stock Plan
The Registrant is filing this Amendment to deregister certain shares of Common Stock previously registered for issuance under the PPG Industries, Inc. Challenge 2000 Stock Plan (the “Challenge 2000 Plan”) by the Registrant pursuant to the Registration Statement on Form S-8 (Registration No. 333-120670) filed by the Registrant with the SEC on November 22, 2004 (the “Challenge 2000 Plan Registration Statement”). The Challenge 2000 Plan Registration Statement registered 2,210,300 shares of Common Stock for issuance under the Challenge 2000 Plan. The Challenge 2000 Plan Registration Statement hereby is amended to deregister all shares of Common Stock that were previously registered thereunder and that remain unissued under the Challenge 2000 Plan. After giving effect to this Amendment, there will be no remaining registered shares of Common Stock available for issuance under the Challenge 2000 Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 29th day of July, 2016.

PPG INDUSTRIES, INC.
(Registrant)

By:	/s/ Frank S. Sklarsky
Frank S. Sklarsky
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.